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Exhibit 10.52

December 28, 2007

Dr. Ron Cohen
246 Harriman Road
Irvington, NY 10533

  Re:
  Amendment to August 11, 2002, Employment Agreement

Dear Ron:

        This letter serves as an amendment to your letter agreement, dated August 11, 2002, and amended September 26, 2005, and May 10, 2007, with Acorda Therapeutics, Inc. (the "Agreement"), in accordance with paragraph 9(b) of the Agreement. The purpose of this amendment is to comply with section 409A of the Internal Revenue Code ("Section 409A") and the final regulations issued thereunder, which become effective on January 1, 2008. Specifically, the Agreement is amended as follows, effective January 1, 2008:

    1.    Term of Employment.    The last sentence in Paragraph 6(a) is amended to read:

    If you decide not to renew this Agreement based on Good Reason or the Company decides not to renew this Agreement Without Cause: (i) you shall be entitled to the amounts described in Section 6(c)(i), (ii), and (iii) (determined as of the date this Agreement expires) and paid whenever you actually terminate your employment with the Company in accordance with Section 6(c), even if you do not terminate employment with the Company when this Agreement expires; and (ii) your Options, SARs, and other Stock Awards, if any, shall vest and remain exercisable as described in Section 6(c)(iv) as if the expiration of this Agreement were your termination date.

    2.    Death or Disability.    A new Paragraph 6(b)(iv) is inserted to read:

    In the event of your death, your base salary through the end of the third month following termination from employment (as described in (b)(i), above) shall be paid within thirty (30) days after your death, and, in the event of your termination on account of disability, your base salary through the end of the third month following termination from employment (as described in (b)(i), above) shall be paid in a lump sum in the seventh month following your termination from employment.

    3.    Termination by the Company Without Cause or by You With Good Reason—Payment of Base Salary. Paragraph 6(c)(i) is amended to read in its entirety:

    The Company shall pay to you a single lump sum payment equal to the base salary you would have received during the fifteen-month period immediately following the date of your termination (the "Severance Period") had your employment not terminated. Such payment shall be made in the seventh month following your termination of employment. You shall be under no obligation to secure alternative employment during the Severance Period, and

15 Skyline Drive Hawthorne, NY 10532	Phone: (914) 347-4300 Fax: (914) 347-4560	Email: Acorda@Acorda.com Website: www.Acorda.com

    you will be entitled to retain this payment with out regard to any subsequent employment you may obtain.

    4.    Termination by the Company Without Cause or by You With Good Reason Payment of Bonus. Paragraph 6(c)(ii) of the Agreement is amended to read in its entirety as follows:

    The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be made in the seventh month following your termination of employment.

    5.    Voluntary Termination after a Change in Control Without Good Reason. Paragraph 7(b)(v) is amended to read in its entirety as follows:

    Notwithstanding the foregoing: (A) payment of base salary pursuant to subsection (i) and payment of the bonus described in subsection (ii) shall be made in a lump sum in the seventh month following your termination: and (B) notwithstanding paragraph (iv), no stock option or stock appreciation right will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) of the 10th anniversary of the original date of grant.

    Except as provided in this letter, the Agreement remains in full force and effect. If this amendment is acceptable, please sign and date the copy of this letter provided herewith and return it to me at your earliest convenience.

Sincerely, Accorda Therapeutics, Inc.
By:	/s/ DAVID LAWRENCE David Lawrence Chief Financial Officer
Agreed to and Accepted:
By:	/s/ DR. RON COHEN Dr. Ron Cohen
DATE:	12/28/07

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  Exhibit 10.52